Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

July 29, 2011

among

VONAGE AMERICA INC.

and

VONAGE HOLDINGS CORP.

as the Borrowers,

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

RBS CITIZENS, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES LLC,

as Sole Bookrunner

and

J.P. MORGAN SECURITIES LLC and RBS CITIZENS, N.A.

as Joint Lead Arrangers

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 2.02	–	Mandatory Cost
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.06	–	Material Litigation
Schedule 3.17(d)	–	Infringed Proprietary Rights
Schedule 5.12	–	List of Guarantors
Schedule 5.18	–	List of Deposit Account Control Agreements
Schedule 6.01(b)	–	Existing Liens
Schedule 6.02(d)	–	Existing Indebtedness
Schedule 6.03(f)	–	Existing Investments
Schedule 6.09	–	Burdensome Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Note
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Increasing Lender Supplement
Exhibit F	–	Form of Augmenting Lender Supplement
Exhibit G	–	List of Closing Documents
Exhibit H-1	–	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit H-2	–	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit H-3	–	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit H-4	–	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit I	–	Form of Guaranty
Exhibit J	–	Form of Security Agreement
Exhibit K-1	–	Form of Perfection Certificate
Exhibit K-2	–	Form of Perfection Certificate Supplement

CREDIT AGREEMENT (this “Agreement”) dated as of July 29, 2011 among VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers”), the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and RBS CITIZENS, N.A., as Syndication Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) Canadian Dollars, (iii) euro, (iv) Pounds Sterling and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing

Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any Eurocurrency Term Loans, any ABR Revolving Loan, any ABR Term Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio applicable on such date:

	Consolidated Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate

Category 1:	< 0.75 to 1.00	3.25%	2.25%	0.50%

Category 2:	≥ 0.75 to 1.00 but < 1.50 to 1.00	3.50%	2.50%	0.50%

Category 3:	≥ 1.50 to 1.00	3.75%	2.75%	0.50%

For purposes of the foregoing,

(i) if at any time the Borrowers fail to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 3 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for Holdings’ first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 3 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Banking Services” means each and any of the following bank services provided to Holdings or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by Holdings or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of Holdings or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means Vonage America or Holdings.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (i) Investments made pursuant to Section 6.03(g), (ii) normal replacements and maintenance which are properly charged to current operations and (iii) replacements funded with the proceeds of insurance claims or condemnation awards.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have one of the two highest ratings obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (c) of this definition.

“CFC” means an entity that is a controlled foreign corporation within the meaning of Section 957 of the Code and with respect to which any Borrower is a “United States shareholder,” within the meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan other than any Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in Vonage America; or

(d) a “change of control” or any comparable term under and as defined in any agreement governing any other Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent in accordance with applicable local law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, all UCC or other financing statements or instruments of perfection required by the Security Agreement, the Intellectual Property Security Agreements, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, the Intellectual Property Security Agreements or any Mortgage and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations.

“Commercial Software” means packaged commercially available software programs generally available to the public which have been licensed to either Borrower or any of their respective Subsidiaries pursuant to end-user licenses and which are used in Vonage America’s business but not a component of or incorporated into any of its products.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Computation Date” is defined in Section 2.04.

“Consolidated Cash Interest Charges” means, for any Measurement Period, all Consolidated Interest Charges paid or payable in cash by Holdings and its Subsidiaries on a consolidated basis.

“Consolidated Current Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date (other than (i) cash and Cash Equivalents and (ii) amounts related to current or deferred Taxes based on income or profits).

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding the current portion of any Consolidated Funded Indebtedness of Holdings and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus:

(i) the sum of the following amounts for such period (to the extent deducted in the determination of Consolidated Net Income for such period and without duplication):

(a) consolidated interest expense, plus

(b) provisions for taxes based on income, plus

(c) total depreciation expense, plus

(d) total amortization expense (other than amortization of deferred customer acquisitions costs), plus

(e) non-cash stock compensation expense arising during such period from the granting of equity-based compensation, consistent with past practice, and other non-cash stock expense, plus

(f) any financial advisory fees, financing arrangement fees, accountant fees, legal fees, rating agency fees, transfer or mortgage recording taxes and other out-of-pocket expenses of Holdings or any of its subsidiaries (including expenses of third parties paid or reimbursed by Holdings or any of its subsidiaries) incurred directly in connection with the Loan Documents or any amendments thereto, the Transaction, any acquisition permitted under the terms of the Loan Documents or the issuance of any debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instruments, in each case to the extent not prohibited by the terms of the Loan Documents plus

(g) amendment fees and consent fees payable in connection with the Transaction and with amendments to any of the Loan Documents, plus

(h) prepayment premiums and make-whole payments payable in connection with the Transactions or the Silver Point Refinancing and with any permitted repayments of Indebtedness in accordance with the terms of such Indebtedness, plus

(i) amortization of costs associated with permitted issuances of Indebtedness, plus

(j) amortization of beneficial conversions or original issue discount associated with any capital stock of Holdings (other than Disqualified Capital Stock), plus

(k) non-cash loss attributable to the mark-to-market movement in the valuation of obligations under Swap Contracts (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815, plus

(l) non-recurring costs payable in connection with the establishment of rate management transactions permitted under the Loan Documents, plus

(m) realized and unrealized losses on foreign currencies incurred in the ordinary course of business (provided that any such loss that was added back while unrealized shall not be added back when realized without a corresponding reversal of such unrealized loss), plus

(n) extraordinary losses (as determined in accordance with GAAP and reflected below operating costs), plus

(o) any losses attributable to asset sales outside of the ordinary course of business, plus

(p) any loss on early extinguishment of Indebtedness, minus

(ii) the sum, without duplication of the following amounts of such period:

(a) interest income, plus

(b) extraordinary gains and other extraordinary income (as determined in accordance with GAAP and reflected below operating income); plus

(c) non-cash gains attributable to the mark-to-market movement in the valuation of obligations under Swap Contracts (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Accounting Standards Codification 815, plus

(d) realized and unrealized gains on foreign currencies incurred in the ordinary course of business (provided that any such gain that was subtracted while unrealized shall not be deducted when realized without a corresponding reversal of such unrealized gain); plus

(e) any non-cash stock compensation income and other non-cash income or credits arising from the granting of stock options or the granting of stock appreciation rights (for example, those arising from the reversal of accruals or the reversal of previously recorded non-cash expense), plus

(f) any gains attributable to asset sales outside of the ordinary course of business, plus

(g) any gain on early extinguishment of Indebtedness.

“Consolidated Funded Indebtedness” means, as of any date of determination, without duplication, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (for avoidance of doubt, without duplication of amounts in clause (e) below), (c) all direct obligations arising under letters of credit, whether drawn or undrawn (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Charges for any period ending prior to the first anniversary of the Effective Date, Consolidated Interest Charges shall be an amount equal to actual Consolidated Interest Charges from the Effective Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Effective Date through the date of determination.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(a) the income (or loss) of any person (other than a Subsidiary of Holdings) in which any other person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such person during such period, plus

(b) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that person’s assets are acquired by Holdings or any of its subsidiaries, plus

(c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Extension” means the making of a Loan by a Lender.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, the sum of (x) amount of Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2012 that has been calculated and included in a Compliance Certificate delivered in accordance with Section 5.02(b), plus (y) the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests (other than Disqualified Capital Stock) of Holdings or of any direct or indirect parent of Holdings after the Effective Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of Holdings, in each case, not otherwise applied for a purpose other than use in the Cumulative Retained Excess Cash Flow Amount, plus (z) 100% of the aggregate amount of contributions to the common capital of Holdings (other than from a Subsidiary) received in cash and Cash Equivalents after the Effective Date, not otherwise applied for a purpose other than use in the Cumulative Retained Excess Cash Flow Amount.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Holdings or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of any Equity Interest, but excluding any issuance by such Person of its own Equity Interest) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that Disposition shall not include transactions involving sales, transfers, licenses, leases or other dispositions of assets for consideration of less than $250,000 with respect to any transaction or series of related transactions.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not be required to redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America other than a disregarded entity whose assets consist solely of interests in one or more Foreign Subsidiaries and a U.S. domestic entity that has no significant assets other than CFCs.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Embedded Products” means all licenses, sublicenses and other agreements to which Holdings or any of its Subsidiaries is a party and pursuant to which such Person is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software, which are distributed by any such Person or incorporated in any existing product or service of any such Person.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to Release or threat of Release, generation, storage, treatment, transport or handling of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to meet all applicable requirements under the Pension Funding Rules, whether or not waived, or the failure to make any required contribution to a Multiemployer Plan; (c) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (e) receipt by any Borrower or ERISA Affiliate from the PBGC or a plan administrator of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA or notice to any Borrower or ERISA Affiliate of either a notice of intent to terminate a Multiemployer Plan or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Borrower.

“euro” and/or “EUR” means the single currency of the participating member states of the European Union.

“Eurocurrency”, when used in reference to a currency, means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to Holdings and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of Holdings, the excess (if any) of (a) the sum of (i) Consolidated EBITDA for such fiscal year, (ii) decreases in Consolidated Working Capital and (iii) all cash income or gain to the extent excluded from Consolidated Net Income in the calculation thereof or subtracted from Consolidated Net Income in the calculation of Consolidated EBITDA minus (b) the sum (for such fiscal year) of (i) Consolidated Cash Interest Charges, (ii) scheduled principal payments, to the extent actually made, in respect of Indebtedness of Holdings or any Subsidiary, in each case made with Internally Generated Cash, (iii) all income taxes paid in cash by Holdings and its Subsidiaries, (iv) Capital Expenditures of Holdings and its Subsidiaries in such fiscal year, to the extent funded with Internally Generated Cash, (v) increase in Consolidated Working Capital and (vi) cash expenses or charges that were excluded from Consolidated Net Income in the calculation thereof or added to Consolidated Net Income in the calculation of Consolidated EBITDA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with Holdings, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) income or franchise taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or Other Connection Taxes;

(b) any branch profits taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located; and

(c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by any Borrower under Section 2.19(b)), any U.S. Federal withholding taxes resulting from any law in effect (including FATCA) on the date that such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) (or, in the case of a Participant, on the date that such Participant became a Participant hereunder) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding taxes pursuant to Section 2.17(a).

“Existing Credit Agreement” means the Credit Agreement dated as of December 14, 2010 among Vonage America, Holdings, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided, however, that an Extraordinary Receipt shall not include (i) the proceeds of the sale or issuance of any Equity Interests of Holdings or (ii) cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations, published administrative guidance or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of Holdings and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Restricted Payments minus unfinanced Capital Expenditures (excluding intellectual property acquisitions, licensing and other related costs), in each case on a consolidated basis for the most recently completed Measurement Period to (b) Consolidated Cash Interest Charges, in each case on a consolidated basis for the most recently completed Measurement Period plus the aggregate amount of scheduled amortization payments by Holdings and its Subsidiaries in respect of the principal amount of Indebtedness and income taxes paid or payable in cash, on a consolidated basis for the applicable Forward Looking Measurement Period.

“Flood Insurance Laws” means collectively (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $5,000,000.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Forward Looking Measurement Period” means, at any date of determination, the first four fiscal quarters of Holdings occurring after such date.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of Holdings listed on Schedule 5.12 and each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit I, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, electromagnetic or radio frequency emissions, and all other chemicals, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Vonage Holdings Corp., a Delaware corporation.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days or otherwise subject to a good faith dispute);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Intellectual Property Security Agreement” an intellectual property security agreement duly executed by each Loan Party for each of its copyrights, patents and trademarks (in each case, if applicable) in substantially the forms attached to the Security Agreement.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which, if in writing, shall be substantially in the form of Exhibit D.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, or nine or twelve months if requested by the applicable Borrower and consented to by all applicable Lenders; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means any cash of Holdings or any of its Subsidiaries that is not generated from an asset sale, an Extraordinary Receipt, an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the assets of, such Person and excluding Capital Expenditures. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Majority-Owned Affiliate” of a specified Person means another Person that is a controlled Affiliate of such specified Person, with respect to which such specified Person (directly or indirectly) owns an economic and voting interest in more than 50% of such controlled Affiliate’s outstanding Equity Interests.

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of Holdings or Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent Measurement Period, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period, (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date or (iii) which is designated as a Material Domestic Subsidiary pursuant to the proviso in this definition; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds fifteen percent (15%) of Consolidated EBITDA for any such period or fifteen percent (15%) of Consolidated

Total Assets as of the end of any such fiscal quarter, Holdings (or, in the event that Holdings has failed to do so within ten (10) Business Days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Foreign Subsidiary” means each Foreign Subsidiary (i) which, as of the most recent Measurement Period, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period, (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date or (iii) which is designated as a Material Foreign Subsidiary pursuant to the proviso in this definition; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds fifteen percent (15%) of Consolidated EBITDA for any such period or fifteen percent (15%) of Consolidated Total Assets as of the end of any such fiscal quarter, Holdings (or, in the event that Holdings has failed to do so within ten (10) Business Days, the Administrative Agent) shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries.

“Maturity Date” means July 29, 2014.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means each Real Property of the Loan Parties subject to a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition (including any disposition that is not a “Disposition” solely by operation of the proviso contained in the definition of “Disposition”) by Holdings or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Holdings or such

Subsidiary in connection with such transaction and (C) Taxes, including, without limitation, income taxes reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash within two years of the relevant transaction in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds at the end of such two year period.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a promissory note made by the Borrowers in favor of a Lender, evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of Holdings and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent in accordance with banking industry rules on interbank compensation at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by any Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate in the form of Exhibit K-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit K-2 or any other form approved by the Administrative Agent.

“Permitted Holder” means (i) Jeffrey A. Citron, (ii) any member of his “immediate family” (as defined in Rule 303A.02 of the New York Stock Exchange Listed Company Manual), (iii) the Persons listed in Note (1) to the “Stock Ownership Information” table contained in the Statement on Schedule 14A of Holdings, dated as of April 28, 2011, (iv) any Majority-Owned Affiliate of Mr. Citron or (v) any trust whose sole beneficiaries are persons listed in clauses (i) and (ii) above.

“Permitted Liens” means the Liens identified in Section 6.01.

“Permitted Qualifying Indebtedness” means unsecured Indebtedness of the Borrowers (including unsecured Subordinated Indebtedness to the extent subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent), to the extent not otherwise permitted under Section 6.01, and any Indebtedness of the Borrowers constituting refinancings, renewals or replacements of any such Indebtedness; provided that (1) both immediately prior to and after giving effect (including on a Pro Forma Basis) thereto, the Consolidated Leverage Ratio does not exceed 1.25 to 1.00, (2) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale or other fundamental change), (3) such Indebtedness is not guaranteed by any Subsidiary of Holdings other than the Subsidiary Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness) and (4) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement (as determined by the Board of Directors of Holdings in good faith).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate contributes to on behalf of any of its employees.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Holdings or any Subsidiary, other than dispositions described in Section 6.05(a), (b), (c), (d), (e) or (f); or

(b) the receipt by Holdings or any Subsidiary of an Extraordinary Receipt.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any event, that Holdings is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the most recent Measurement Period for which financial statements have been delivered pursuant to Section 5.01.

“Proprietary Rights” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Requirements of Law” means, collectively, any and all applicable requirements of any Governmental Authority, including any and all Laws.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $35,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the ratings agency business thereof.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of Holdings and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Contracts and Banking Services Agreements entered into with such Person by Holdings or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time, in substantially the form of Exhibit J.

“Silver Point Refinancing” means the refinancing, on December 14, 2010, of the Indebtedness of the Borrowers and the termination of all commitments with respect thereto, under each of (i) that certain First Lien Credit and Guaranty Agreement, dated as of October 19, 2008, among the Borrowers, the other parties thereto from time to time and Silver Point Finance, LLC, as Administrative

Agent, (ii) that certain Second Lien Credit and Guaranty Agreement, dated as of October 19, 2008, among the Borrowers, the other parties thereto from time to time and Silver Point Finance, LLC, as Administrative Agent and (iii) that certain Third Lien Note Purchase Agreement dated October 19, 2008 by and among Borrowers, the other parties thereto and Silverpoint Finance, LLC.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any business unit, line of business or division of any Borrower or any of its Subsidiaries, (b) acquisition pursuant to Section 6.03(g) or (c) the proposed incurrence of Indebtedness or making of a Restricted Payment in respect of which compliance with the financial covenants set forth in Section 6.11 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the FRB, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the FRB. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the FRB. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” shall mean Indebtedness of any Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of such Borrower and such Guarantor, as applicable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Contract.

“Swap Obligations” means any and all obligations of Holdings or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contracts permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Contract transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means RBS Citizens, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Term Loans as set forth on Schedule 2.01 or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $85,000,000 on the date of this Agreement. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the term loans made by the Term Lenders to the Borrowers pursuant to Section 2.01.

“Threshold Amount” means $10.0 million.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Indebtedness of the Borrowers and the termination of all commitments with respect thereto, including the Indebtedness and commitments under the Existing Credit Agreement and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing (including to the lenders, agents and noteholders under the Existing Credit Agreement).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Vonage America” means Vonage America Inc., a Delaware corporation.

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this

Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Status of Obligations. In the event that Holdings or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Holdings shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Cumulative Retained Excess Cash Flow Amounts. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Retained Excess Cash Flow Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

SECTION 1.07. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Consolidated Leverage Ratio and the Fixed Charge Coverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.07.

(b) In the event that Holdings or any Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) during the applicable Measurement Period or subsequent to the end of the Measurement Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Measurement Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the first day of the applicable Measurement Period).

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made by Holdings or any of its Subsidiaries during the applicable Measurement Period or subsequent to such Measurement Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Measurement Period.

(d) Notwithstanding the foregoing, when calculating the Fixed Charge Coverage Ratio and Consolidated Leverage Ratio for the purposes of Section 6.05(e) and Section 6.11, the events described in Sections 1.07(b) and (c) above that occurred subsequent to the end of the Measurement Period shall not be given pro forma effect.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments or (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit, and (b) each Term Lender with a Term Loan Commitment agrees to make a Term Loan to the Borrowers in Dollars on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the

Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that, unless the Borrowers have executed and delivered a funding indemnity letter in a form and substance reasonably satisfactory to the Administrative Agent, all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08. Each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 2,000,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to the relevant Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the relevant Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, in support of obligations of such Borrower or any of its Subsidiaries. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, a Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $15,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to such Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 3:00 p.m., Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 3:00 p.m., Local

Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If any Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the relevant Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. If a Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the

Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the relevant Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Holdings, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that any Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that such Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (f) or (g) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the relevant Borrower. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits (in the event any such investment is made pursuant to the following sentence), which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. The Administrative Agent shall not be required to invest any such deposits; provided that if the Administrative Agent elects to invest any such deposits, the Administrative Agent shall invest such deposits in one or more types of Cash Equivalents, and such investments shall be at each Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the relevant Borrower within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the relevant Borrower designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by such Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the relevant Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Holdings, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing denominated in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated pursuant to the terms of this Agreement, (i) the Term Loan Commitments shall terminate at 3:00 p.m. (New York City time) on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(b) Holdings may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) Holdings shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Commitments.

(c) Holdings shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Holdings pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Holdings may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice may be revoked by Holdings (by notice to the

Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in the currency of such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding. The Borrowers shall repay Term Loans on the last day of each of March, June, September and December in a principal amount equal to $7,083,333 (as adjusted from time to time pursuant to Section 2.11(a) and Section 2.11(e)). To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Borrowers on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an

ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and each prepayment of a Term Loan Borrowing shall be applied in accordance with the terms hereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (calculated as of the most recent Computation Date with respect to each such Credit Event), exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds 105% of the aggregate Revolving Commitments or (B) the Foreign Currency Exposure (calculated as of the most recent Computation Date with respect to each such Credit Event), exceeds 105% of the Foreign Currency Sublimit, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an LC Collateral Account, as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) to be less than or equal to the aggregate Revolving Commitments and (y) the Foreign Currency Exposure (calculated as of the most recent Computation Date with respect to each such Credit Event) to be less than or equal to the Foreign Currency Sublimit, as applicable.

(c) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of Holdings or any of its Subsidiaries in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Cash Proceeds are received, prepay the Term Loans as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, if Holdings shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that Holdings or its relevant Subsidiaries intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of Holdings and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate; provided further that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(d) [Intentionally Omitted].

(e) All such amounts pursuant to Section 2.11(c) shall be applied ratably to the Term Loans and shall be applied to reduce the then-remaining installments of the Term Loans on a pro rata basis based upon the remaining principal amounts thereof.

(f) Notwithstanding any of the other provisions of paragraph (c) of this Section 2.11, so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to paragraph (c), the aggregate amount of Net Cash Proceeds required by paragraph (c) to be applied to prepay Term Loans on such date is less than or equal to $2,500,000, the Borrowers may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under paragraph (c) to be applied to prepay Loans exceeds $2,500,000. Upon the occurrence of a Default during any such deferral period, the Borrowers shall promptly prepay the Term Loans in the amount of all Net Cash Proceeds received by the Borrowers and other amounts, as applicable, that are required to be applied to prepay Loans under paragraph (c) (without giving effect to the first and second sentences of this paragraph (f)) but which have not previously been so applied.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (x) any such Eurocurrency Borrowing denominated in a Dollars shall be converted to an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (y) any such Eurocurrency Borrowing denominated in a Foreign Currency shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes) , which Taxes shall be governed by Section 2.17);

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then, subject to paragraphs (c) and (d) of this Section, the Borrowers will pay to such Person, such additional amount or amounts as will compensate such Person, for such additional costs incurred or reduction suffered as reasonably determined by such Person (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Person under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Person then reasonably determines to be relevant).

(b) If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or the Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or the Issuing Bank then reasonably determines to be relevant).

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to Holdings and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Holdings in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any actual and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within ten (10) days after the Recipient delivers to the relevant Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by Holdings or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify Holdings and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating

Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.17(e) and (f), the term “Lender” includes the Issuing Bank.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) Except as provided in Section 2.06(e), each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Each Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.06(e). Any amounts received after the time set forth above or in Section 2.06(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the relevant Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent (with the consent of the Required Lenders) so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Holdings, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to Holdings or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then Holdings may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) Holdings shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned to an assignee that is not a Revolving Lender, the Issuing Bank) with respect to any assignee that is a Revolving Lender, which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Holdings (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Holdings to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. Holdings may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed the sum of (i) $60,000,000 plus (ii) the aggregate principal amount of Term Loans repaid as of the date of such election. Holdings may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of Holdings and the Administrative Agent (such approvals not to be unreasonably withheld or delayed) and (ii) (x) in the case of an Increasing Lender, Holdings and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto, and (y) in the case of an Augmenting Lender, Holdings and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loans pursuant to this Section 2.20. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by Holdings, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of Holdings and (B) Holdings shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of such date (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche (if any), each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder;

(e) In the event that the Administrative Agent, Holdings, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; and

(f) the rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.22 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Swingline Lender, Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a) (solely with respect to good standing), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not

(a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except, in each case referred to in clause (b), to the extent such conflict, violation or breach could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or (except as contemplated by Section 3.21) filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents except (i) those obtained or made on or prior to the Effective Date and (ii) those the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

SECTION 3.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered to the Lenders prior to the Effective Date or delivered pursuant to Section 5.01(c) were prepared in good faith based on assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.

SECTION 3.06. Litigation. Except as set forth on Schedule 3.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of Holdings after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transaction.

SECTION 3.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. Environmental Compliance. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Loan Parties and their respective Subsidiaries and their respective operations and facilities are in compliance with applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Loan Parties and their respective Subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of the Loan Parties or their respective Subsidiaries has received any written communication that alleges that any Loan Party or any of their respective Subsidiaries are in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which any Loan Party has received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of any Loan Party or any of their respective Subsidiaries based on or pursuant to any Environmental Law pending or, to the Loan Parties’ or their Subsidiaries’ knowledge, threatened against any of them; (iv) none of the Loan Parties or their respective Subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; and (v) there are no actions, conditions or occurrences, including, without limitation, the Release or threatened Release of any Hazardous Materials, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Loan Parties and their respective Subsidiaries.

SECTION 3.10. Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings and its Subsidiaries operate.

SECTION 3.11. Taxes. Each of the Borrowers and each of their respective Subsidiaries has timely filed all federal, state, foreign and other Tax returns and reports required to be filed, and has timely paid all federal, state, foreign and other Taxes, including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) where the failure to file or pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no proposed material tax deficiency assessment or other claim against, and no material tax audit with respect to, the Borrowers or any of their respective Subsidiaries. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, neither of the Borrowers nor any of their respective Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.12. ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code or an application for such a letter is currently being processed by the IRS. To the knowledge of the Responsible Officers of Holdings, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Responsible Officers of Holdings, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d) Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) each such Foreign Plan is in compliance with applicable law and the terms of the Foreign Plan;

(ii) solely to the extent that any Foreign Plan is required to be funded (or satisfy any applicable funding requirements of the jurisdiction under which such Foreign Plan is governed) by any Loan Party, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.13. Subsidiaries; Equity Interests; Loan Parties. (a) As of the Effective Date, Schedules 1(a), 5(a) and 5(b) of the Perfection Certificate set forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the number of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date, the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date and the percentage of each class of Equity Interests owned by any Loan Party, (b) all Equity Interests of Vonage America and each other Subsidiary of Holdings are duly and validly issued and are fully paid and non-assessable, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries, (c) each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement and (d) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest of Vonage America or any of the other Subsidiaries of Holdings, except as created by the Loan Documents. No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

SECTION 3.14. Margin Regulations; Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock in violation of such regulation.

(b) No Loan Party, any Person Controlling any Loan Party, or any Subsidiary of a Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.15. Disclosure. Holdings has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other factual information (taken as a whole) furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that projections are subject to uncertainties and contingencies, many of which are beyond the control of the Borrowers, and that no assurance can be given that such projections will be realized).

SECTION 3.16. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Intellectual Property/Proprietary Rights, Etc.

(a) To the knowledge of the Borrowers and their respective Subsidiaries, each of the Borrowers and their respective Subsidiaries owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights used or held for use in the business as currently conducted of each such Person. As of the Effective Date, Schedules 7(a), (b) and (c) to the Perfection Certificate contains a complete and correct list of all of the Borrowers’ and each of their respective Subsidiaries’ patents and patent applications; trademark and service mark registrations and applications for registration thereof; domain names; and copyright registrations and applications for registration thereof. The Borrowers and each of their respective Subsidiaries have licenses for all Commercial Software used in their respective businesses, except in such instances in which the failure to have such licenses, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Neither of the Borrowers nor any of their respective Subsidiaries is in violation, in any material respect, of any license, sublicense or the agreement pursuant to which the Borrowers or any of their respective Subsidiaries are authorized to use, sell, distribute or license any Proprietary Right and such license, sublicense and agreements will continue to be legal, valid, binding enforceable and in full force and effect following the Effective Date, except in such instances in which such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Except for Commercial Software and Embedded Products for which the Borrowers and their respective Subsidiaries have valid non-exclusive licenses or have otherwise been validly granted the rights to use such Commercial Software and Embedded Products, the Borrowers and their respective Subsidiaries are the sole and exclusive owners of the material Proprietary Rights that the Borrowers and their respective Subsidiaries purport to own (free and clear of any Liens, other than Permitted Liens).

(d) Except as set forth on Schedule 3.17(d), to the knowledge of the Borrowers and their respective Subsidiaries, except in such instances, either individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, (i) none of the Proprietary Rights used in the business of the Borrowers and/or their respective Subsidiaries infringes on any intellectual property rights of any third Persons, (ii) no Person is infringing any of the Proprietary Rights of the Borrowers and their respective Subsidiaries and (iii) no Person has made a claim of ownership over any Proprietary Right adverse to the ownership interest of the Borrowers or any of their respective Subsidiaries. The Borrowers and their respective Subsidiaries have not received a written demand, claim, notice or inquiry from any Person in respect of registered intellectual property owned by a Borrower or one of its respective Subsidiaries which challenges or threatens to challenge the validity of such registered intellectual property that has not been resolved, except in such instances in which such demand, claim, notice or inquiry, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) Except in such instances, either individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrowers and their respective Subsidiaries, all software products sold or licensed by the Borrowers and their respective Subsidiaries to customers or used in providing services to customers (i) were authored by employees of the Borrowers and their respective Subsidiaries within the scope of their employment and the Borrowers and their respective Subsidiaries thus were the original author pursuant to the work made for hire doctrine, (ii) are software products that the Borrowers and their respective Subsidiaries license from providers thereof that purport to have the right to grant such licenses and the Borrowers and their respective Subsidiaries have no reason to believe such providers do not have the right to grant such licenses with appropriate rights to resell or sublicense to third parties or use in providing services to customers, as applicable, (iii) were authored by third party contractors who have agreed in writing to assign all of their rights in such software products to the Borrowers and their respective Subsidiaries, or (iv) were authored by third party contractors who have granted rights in such software products to the Borrowers and their respective Subsidiaries such that the Borrowers and their respective Subsidiaries can operate their business as currently conducted and proposed to be conducted. Each of the Borrowers represent and warrant that the Borrowers and/or each of their respective Subsidiaries have taken commercially reasonable steps and implemented measures to safeguard the secrecy and confidentiality of any material trade secrets within the Borrowers’ and their respective Subsidiaries’ Proprietary Rights.

(f) To the extent that any of the Proprietary Rights of the Borrowers or any of their respective Subsidiaries are material to the operation of Holdings or any of its Subsidiaries, Borrowers and their respective Subsidiaries have the right to grant Holdings or such Subsidiary the rights to use such Proprietary Rights.

SECTION 3.18. Solvency. Each Borrower and its Subsidiaries, taken as a whole, is and after giving effect to the Transaction and the incurrence of the Indebtedness and obligations being incurred in connection herewith will be, individually and together with its Subsidiaries on a consolidated basis, Solvent.

SECTION 3.19. Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.20. Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect (i) there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Effective Date, and (ii) neither of the Borrowers nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last three years prior to the Effective Date.

SECTION 3.21. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein, subject to the exceptions provided herein or therein. Except for filings completed prior to the Effective Date or as otherwise contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

SECTION 3.22. Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of the Responsible Officers of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of the Responsible Officers of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of the Responsible Officers of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23. Regulatory Matters.

(a) The business of the Borrowers and their Subsidiaries is being conducted in compliance with (a) applicable requirements under the federal Communications Act of 1934, as amended, and with all relevant rules, regulations and published policies of the Federal Communications Commission (the “FCC”); and (b) any applicable state communications laws and regulations of a state public service commission or similar state governmental authority (“State PUC”) (collectively, the “Communications Laws”), except as would not have a Material Adverse Effect. The Borrowers and their Subsidiaries possess all registrations, licenses, authorizations, and certifications issued by the FCC and State PUCs necessary to conduct their respective businesses as currently conducted. All material licenses and authorizations issued by the FCC and State PUCs required for the operations of the Borrowers and their Subsidiaries are in full force and effect (the “FCC Licenses” and the “State PUC Licenses”).

(b) There is no condition, event or occurrence existing, nor, to the best of the Borrowers’ knowledge, is there any proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the termination, suspension, cancellation, or nonrenewal of any of the FCC Licenses or State PUC Licenses, or the imposition of any penalty or fine by any Governmental Authority with respect to any of the FCC Licenses, State PUC Licenses, the Borrowers or their Subsidiaries, in each case which would have a Material Adverse Effect.

(c) There is no (a) outstanding decree, decision, judgment, or order that has been issued by the FCC or State PUCs against the Borrowers, any of their Subsidiaries, the FCC Licenses or the State PUC Licenses or (b) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding pending or, to the best of the Borrowers’ knowledge, threatened by or before the FCC or State PUCs against the Borrowers, any of their Subsidiaries, the FCC Licenses or the State PUC Licenses that, in the case of each of (a) or (b) above, could reasonably be expected to have a Material Adverse Effect.

(d) No consent, approval, authorization, order or waiver of, or filing with, the FCC or State PUCs is required under the Communications Laws to be obtained or made by the Borrowers or any of their Subsidiaries for the execution, delivery and performance of this Agreement or the transactions contemplated herein and therein.

(e) The Borrowers and their Subsidiaries each have filed with the FCC and State PUCs all necessary reports, documents, instruments, information, or applications required to be filed pursuant to the Communications Laws, and have paid all fees required to be paid pursuant to the Communications Laws, except as would not have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit G.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Weil, Gotshal & Manges LLP, counsel for the Loan Parties, reasonably satisfactory to the Administrative Agent. Holdings hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) satisfactory audited consolidated financial statements of Holdings for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of Holdings for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available and (iii) satisfactory financial statement projections through and including Holdings’ 2014 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit G.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been (or concurrently with the Effective Date shall be) fully repaid and any and all liens thereunder shall have been (or concurrently with the Effective Date are being) terminated.

(g) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions have been obtained and are in full force and effect.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Holdings hereunder.

The Administrative Agent shall notify Holdings and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date; provided, that the materiality qualifier set forth in this paragraph (a) shall not be applicable (i) to any representations and warranties that already are qualified or modified by materiality in the text thereof or (ii) to any representations and warranties made on the Effective Date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than contingent indemnification obligations) shall remain unpaid or unsatisfied, each of the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 5.01, 5.02, 5.03, 5.11 and 5.17) cause each Subsidiary to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (or such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of BDO USA, LLP or such other independent registered accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such earlier date on which Holdings is required to file a Form 10-Q under the Exchange Act), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Holdings, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 5.02(d), the Borrowers shall not be separately required to furnish such information under Section 5.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 5.01(a) and (b) above at the times specified therein.

SECTION 5.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the annual financial statements referred to in Section 5.01(a), a certificate of its independent registered accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Section 6.11 (it being understood that such independent registered accounting firm will limit its statements to compliance with such covenants at fiscal year end and not at the end of the previous three fiscal quarters) or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by the Administrative Agent or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders (in their capacity as stockholders and not any other capacity) of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders;

(f) upon the Administrative Agent’s request, which request shall not be made more than once during each fiscal year of Holdings, a report summarizing any changes in the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries since the preceding report delivered pursuant to this section and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that would materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

(j) concurrently with the delivery of financial statements pursuant to Section 5.01(a), a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement), signed by a Responsible Officer of each Borrower and in a form reasonably satisfactory to the Administrative Agent; and

(k) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers publicly file such documents with the SEC, or provide a link thereto on the Borrowers’ website at www.vonage.com (or to such other website as the Borrowers may notify the Administrative Agent; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent for itself or any Lender upon its reasonable request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03. Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default, with such notice describing with particularity any and all provisions of this Agreement and any other Loan Document that have been breached;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, to the extent that such matters would reasonably be expected to have a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of Holdings or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.11(c) and (ii) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.11(c).

Each notice pursuant to this Section 5.03 (other than Section 5.03(e)) shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.04. Payment of Obligations.

(a) Pay and discharge as the same shall become due and payable, except to the extent that the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all its obligations and liabilities including, (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

(b) Timely and correctly file all Tax returns required to be filed by it, except for failures to file that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or 6.05; provided, however, that Holdings and its Subsidiaries may consummate any merger or consolidation permitted under Section 6.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies that are not Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. All such insurance shall name the Administrative Agent as additional insured or loss payee, as applicable.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Loan Party to (i) maintain or cause to be maintained with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary, as the case may be.

SECTION 5.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, twice each year, to visit and inspect any of its properties, examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice of not less than 10 Business Days to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Borrowings to finance the Transaction and for general corporate purposes not in contravention of any Law or of any Loan Document.

SECTION 5.12. Covenant to Guarantee Obligations and Give Security.

(a) With respect to any property acquired after the date hereof (other than property referred to in Section 5.12(d)) by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 45 days (or such longer period as the Administrative Agent may approve) after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b) With respect to any Person that is or becomes a Subsidiary after the date hereof (i) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such Subsidiary promptly (and in any event within 30 days (or such longer period as the Administrative Agent may approve) after such Person becomes a Subsidiary) (A) to execute a joinder agreement or such comparable documentation to become a Guarantor and party to the Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, (1) in no event shall the stock of any Foreign Subsidiary (other than 65% of the total outstanding Voting Stock in any first-tier Material Foreign Subsidiary) be required to be so pledged and (2) no Foreign Subsidiary and no Domestic Subsidiary that is not a Material Domestic Subsidiary that is or becomes a Subsidiary after the date hereof shall be required to take the actions specified in clause (ii) of this Section 5.12(b). Notwithstanding the foregoing, no Mortgages shall be required until the date that is sixty (60) days after the applicable Person becomes a Subsidiary (or such later date as is agreed upon by the Administrative Agent in its reasonable discretion).

(c) The Borrowers may, at their option, designate a Foreign Subsidiary to be a Guarantor. If any Foreign Subsidiary becomes a Guarantor after the date hereof, in addition to any requirements to deliver Equity Interests of such Foreign Subsidiary pursuant to Section 5.12(b), such Foreign Subsidiary shall (i) grant a Lien to the Administrative Agent for the benefit of the Secured Parties on all or substantially all of its assets to the same extent as if it was a Domestic Subsidiary, (ii) enter into a security agreement to be governed by applicable local laws and reasonably satisfactory to the Administrative Agent, (iii) deliver opinions, certificates and any other documents or information as may be reasonably requested by the Administrative Agent and (iv) take all other actions necessary or advisable in the reasonable opinion of the Administrative Agent to cause the Lien created by such security documents to be duly perfected to extent required by such security documents in accordance with all applicable Requirements of Law.

(d) Promptly grant to the Administrative Agent, within 60 days (or such longer period as the Administrative Agent may approve) of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.01). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Liens acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with notice relating thereto), title policy, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).

SECTION 5.13. Compliance with Environmental Laws. Except where the failure to do so could not be reasonably expected to have a Material Adverse Effect, comply, and cause all lessees operating or occupying properties owned or leased by it to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at, on, under or emanating from any properties owned or leased by it, as required and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their respective Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.14. Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, at the Borrowers’ expense:

(a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith;

(b) deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents; and

(c) upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may reasonably require.

If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.15. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except for any such actions by the Borrowers or any of their respective Subsidiaries in the ordinary course of business), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 5.16. Reserved.

SECTION 5.17. Information Regarding Collateral and Loan Documents. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of a certificate by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably requested by the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a value in excess of (i) in the case of network infrastructure, $2.5 million and (ii) in the case of all other Collateral, $1.5 million, is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.

SECTION 5.18. Post Closing Matters. Within thirty (30) days of the Effective Date (unless waived or extended in the Administrative Agent’s sole discretion), use its commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent, the Deposit Account Control Agreements identified on Schedule 5.18.

ARTICLE VI

Negative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than contingent indemnification obligations) shall remain unpaid or unsatisfied, neither of the Borrowers shall, nor shall they permit any Subsidiary to, directly or indirectly:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Holdings or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (the “Permitted Liens”): (a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 6.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed (other than as a result of intercompany transactions permitted pursuant to Section 6.04), and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.02(d);

(c) Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and if such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, suppliers or other like Liens imposed by law or arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with tax obligations, workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(i) Liens securing Indebtedness permitted under Section 6.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Subsidiary of Holdings or becomes a Subsidiary of Holdings; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or such Subsidiary or acquired by Holdings or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 6.02(g);

(k) the interests of lessors under operating leases;

(l) non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business;

(m) rights of setoff or bankers’ Liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $10.0 million; provided that no such Lien shall extend to or cover any Collateral;

(o) in the case of Real Property leased by any Loan Party as tenant, Liens to which the fee interest (or any superior interest) in such Real Property is subject;

(p) Liens on cash and Cash Equivalents, in an aggregate amount not to exceed $15.0 million, securing Indebtedness permitted under Sections 6.02(a) or (i); and

(q) the replacement, extension or renewal of any Lien permitted by clauses (a) through (p) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (except as permitted under Section 6.02(d)) or change in any direct or contingent obligor) of the Indebtedness secured thereby.

SECTION 6.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, utility rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of a Subsidiary of Holdings owed to Holdings or a Subsidiary of Holdings, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, be represented in writing by an intercompany note that constitutes “Pledged Securities” under the Security Agreement, (ii) in the case of Indebtedness owed by a Loan Party, be subordinated to the Secured Obligations on customary terms and (iii) be otherwise permitted under the provisions of Section 6.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.02(d) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension (other than as a result of intercompany transactions permitted pursuant to Section 6.04); and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of a Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of any other Borrower or any other Guarantor;

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding under this clause (f) shall not exceed $20.0 million so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(g) Indebtedness of any Person that becomes a Subsidiary of Holdings after the date hereof in accordance with the terms of Section 6.03(g), which Indebtedness is existing at the time such Person becomes a Subsidiary of Holdings (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of Holdings);

(h) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(i) Indebtedness of Loan Parties (including letters of credit) in an aggregate principal amount not to exceed $10.0 million at any time outstanding so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that (A) the aggregate outstanding principal amount of Indebtedness permitted by this clause (i) that is secured by any asset or property shall not exceed $5.0 million and (B) the foregoing $10.0 million limitation shall not apply in the case of Permitted Qualifying Indebtedness;

(j) Indebtedness consisting of obligations of Holdings or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in the ordinary course of business or in connection with the transactions contemplated hereunder or any Investment expressly permitted hereunder; and

(k) Indebtedness incurred by Holding or any Subsidiary constituting reimbursement obligations issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or self insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the date thereof.

SECTION 6.03. Investments. Make any Investments, except:

(a) Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $1.5 million at any time outstanding (i) for travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Person’s purchase of Equity Interests of Holdings;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof; provided that if such Investments are in the form of intercompany Indebtedness owed to a Loan Party, such Investments (x) will be represented by an intercompany note that constitutes “Pledged Securities” under the Security Agreement and (y) may be converted to equity (solely to the extent required to comply with applicable Law), (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in the form of intercompany Indebtedness represented by an intercompany note that constitutes “Pledged Securities” under the Security Agreement or equity (solely to the extent required to comply with applicable Law), in an aggregate amount invested from the date hereof not to exceed $10.0 million at any one time outstanding;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 6.02;

(f) Investments existing on the date hereof and set forth on Schedule 6.03(f);

(g) the purchase or other acquisition of all Equity Interests (other than directors’ qualifying shares), in, or all or substantially all of the property of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.03(g):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.12;

(ii) upon the consummation thereof, such Person will be (A) a direct or indirect Wholly Owned Subsidiary of Holdings (including as a result of a merger or consolidation) or (B) a joint venture that is a Foreign Subsidiary of Holdings or one or more of its Wholly Owned Subsidiaries;

(iii) (A) the aggregate amount of total cash consideration and indebtedness assumed in accordance with the terms of Section 6.02(g) in respect of purchases or other acquisitions of Persons that do become Loan Parties at the time of such purchase or acquisition from the date hereof shall not exceed (when taken together with the aggregate amount of Investments made in reliance on the $50.0 million allowance under Section 6.03(h) at such time) $50.0 million (provided that the foregoing $50.0 million limitation shall not apply so long as both immediately prior to and after giving effect (on a Pro Forma Basis) to any such purchase or acquisition, the Consolidated Leverage Ratio does not exceed 1.25 to 1.00) and (B) the total cash consideration in respect of purchases or other acquisitions of Persons that do not become Loan Parties at the time of such purchase or acquisition from the date hereof shall not exceed $25.0 million;

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 6.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(v) the Borrowers shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such shorter period as the Administrative Agent may approve), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(h) other cash Investments in an aggregate amount outstanding pursuant to this clause (h) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time not to exceed (when taken together with the aggregate amount of Investments made in reliance on the $50.0 million allowance under Section 6.03(g)(iii) at such time) $50.0 million (provided that the foregoing $50.0 million limitation shall not apply so long as both immediately prior to and after giving effect (on a Pro Forma Basis) to any such cash Investments, the Consolidated Leverage Ratio does not exceed 1.25 to 1.00);

(i) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(j) advances of payroll payments to employees in the ordinary course of business.

SECTION 6.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom and, so long as the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Sections 5.12 and 5.15 (subject to Article VIII):

(a) any Subsidiary may merge with (i) Vonage America, provided that Vonage America shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than Holdings) is merging with another Subsidiary that is not a Loan Party, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Vonage America or to another Loan Party (other than Holdings);

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) in connection with any acquisition permitted under Section 6.03, any Subsidiary of any Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Wholly Owned Subsidiary of such Borrower and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person; and

(e) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of either Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which any Borrower is a party, such Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving corporation.

SECTION 6.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property and assets no longer useful in the business of the Borrowers and their Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to any Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e) Dispositions permitted by Section 6.04;

(f) Non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business and consistent with past practice;

(g) Dispositions by Holdings and its Subsidiaries not otherwise permitted under this Section 6.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) shall not exceed $15.0 million and (iii) with respect to any disposition of assets with a fair market value of $500,000 or greater, at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash and Cash Equivalents; and

(h) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 6.05(g).

provided, however, that any Disposition pursuant to Section 6.05(a) through Section 6.05(h) shall be for fair market value.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or, solely with respect to Holdings and its Subsidiaries, issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrowers, any Subsidiaries of the Borrowers that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of Holdings;

(c) Holdings may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) the repurchase, retirement or other acquisition for value of Equity Interests of Holdings held by any future, present or former employee, director or consultant (or such person’s heirs or descendents) of the Borrowers or any Subsidiary of the Borrowers pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (d) (net of any proceeds received by Holdings after the date hereof in connection with resales of any Equity Interests so repurchased, retired or acquired) do not exceed $1.5 million in any calendar year plus any amount received by Holdings from the sale of Equity Interests (other than Disqualified Capital Stock) to officers and employees;

(e) so long as no Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed $10.0 million (provided that the foregoing $10.0 million limitation shall not apply so long as both immediately prior to and after giving effect (on a Pro Forma Basis) to any such Restricted Payment, the Consolidated Leverage Ratio does not exceed 1.25 to 1.00); and

(f) the repurchase of Equity Interests of Holdings or any of its Subsidiaries deemed to occur upon “cashless” exercise of stock options or warrants or in respect of withholding taxes payable with respect to any compensatory Equity Interests.

SECTION 6.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business related or incidental thereto.

SECTION 6.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply (a) to transactions between or among the Loan Parties, (b) reasonable or customary indemnification and compensation arrangements for members of the board of directors (or similar governing body), officers and other employees of Holdings and its respective Subsidiaries, including, without limitation, transaction specific director fees and retirement, health, stock option and other benefit plans and arrangements, (c) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings and (d) Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.03.

SECTION 6.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 6.09 or (B) at the time any Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Holdings, (ii) of any Subsidiary or of Holdings, to Guarantee the Indebtedness of the Borrowers or (iii) of Holdings or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 6.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.11. Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of Holdings, commencing with the fiscal quarter ending September 30, 2011, to be greater than 2.00 to 1.00.

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Holdings, commencing with the fiscal quarter ending September 30, 2011, to be less than 1.75 to 1.00.

(c) Minimum Cash. Permit the sum of (i) unrestricted and unencumbered cash and Cash Equivalents of Holdings and its Subsidiaries and (ii) the unused portion of the Revolving Credit Facility to be less than $25,000,000.

SECTION 6.12. Capital Expenditures. (a) Beginning on the Effective Date, make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for Holdings and its Subsidiaries during any fiscal year, $55.0 million; provided that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year.

(b) In addition to the Capital Expenditures permitted pursuant to the preceding paragraph (a), Holdings and its Subsidiaries may make additional Capital Expenditures in an amount not to exceed the portion, if any, of the Cumulative Retained Excess Cash Flow Amount (not to exceed in any event, together with the aggregate amount of Cumulative Retained Excess Cash Flow utilized under Section 6.15(c), $8,000,000 for any fiscal year) on the date of such Capital Expenditure that Holdings elects to make in reliance on this Section 6.12(b).

SECTION 6.13. Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Lenders.

SECTION 6.14. Accounting Changes. Make any material change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.

SECTION 6.15. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness and refinancings and refundings of Indebtedness in compliance with Section 6.02(d) and (c) if Holdings shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 6.11 after giving effect thereto, prepayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness prior to its scheduled maturity in an aggregate amount not to exceed the portion, if any, of the Cumulative Retained Excess Cash Flow Amount (not to exceed in any event, together with the aggregate amount of Cumulative Retained Excess Cash Flow utilized under Section 6.12(b), $8,000,000 for any fiscal year) on the date of such prepayment, redemption, purchase, defeasance or other payment that Holdings elects to make in reliance on this Section 6.15(c).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) The Borrowers or any other Loan Party fail to (i) pay when and as required to be paid herein, any amount of principal of any Loan or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within three Business Days after notice to the Borrowers that the same becomes due, any other amount payable hereunder or under any other Loan Document;

(b) (i) The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 5.01, 5.03, 5.05, 5.07, 5.11, 5.12 or Article VI or (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty corresponding to any such section;

(c) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days from the earlier of (i) any Borrower’s knowledge of such Default and (ii) notice thereof from the Administrative Agent;

(d) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(e) (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (subject to applicable grace or cure periods) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails (beyond any applicable grace or cure period) to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the “Defaulting Party” (as defined in such Swap Contract) or (B) any “Early Termination Event” (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f) Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g) (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy;

(h) There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) Except as could not reasonably be expected to result in a Material Adverse Effect (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

(j) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(k) There occurs any Change of Control; or

(l) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 5.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby where the value of the collateral purported to be covered thereby is in excess of $2.5 million;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to Holdings, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (f) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall at the request, or may with the consent of the Required Lenders, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and Holdings. Upon any such resignation, the Required Lenders shall have the right to appoint a successor approved by Holdings (such approval not to be unreasonably withheld, conditioned or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in its capacity as Syndication Agent as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In such capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Holdings to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of Holdings or any Subsidiary in respect of) all interests retained by Holdings or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of Holdings as ultimate parent of any subsidiary of Holdings which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of Holdings or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of Holdings and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers, to them at Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733, Attention of Barry Rowan, Chief Financial Officer, (Telecopy No. (732) 817-0293; Telephone No. (732) 444-2767); e-mail barry.rowan@vonage.com, with a copy to Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733, Attention of Chief Legal Officer, (Telecopy No. (732) 202-5221; Telephone No. (732) 444-2364; e-mail kurt.rogers@vonage.com;

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Muoy Lim (Telecopy No. (888) 303-9732; jpm.agency.services.1@jpmchase.com) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 695 Route 46 West, Fairfield, NJ 07004, Attention of Lawrence Normile (Telecopy No. (973) 439-5011);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Cassandra Groves (Telecopy No. (312) 385-7107);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Muoy Lim (Telecopy No. (888) 303-9732; jpm.agency.services.1@jpmchase.com); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telephone number, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided (x) in Section 2.20 with respect to an Incremental Term Loan Amendment or (y) Section 2.22(b) with respect to any Defaulting Lender, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment or amortization of the principal amount of any Loan or LC

Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or amortization, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) release Holdings or all or substantially all of the Guarantors from their obligations under the Guaranty without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the initial Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of, or issuance of backup letter(s) of credit with respect to, all Unliquidated Obligations in a manner reasonably satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if (x) Holdings certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or such sale or disposition is made pursuant to a waiver or consent hereunder, (iii) constituting property leased to Holdings or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Holdings may elect to replace any such Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to Holdings and, if such bank or other entity is not already a Lender hereunder, the Administrative Agent shall agree, as of such date, (A) to purchase for cash the Loans and other Obligations due to such Non-Consenting Lender pursuant to an Assignment and Assumption, (B) if applicable, to become a Lender for all purposes under this Agreement, (C) to assume all obligations of the Non-Consenting Lender to be terminated as of such date and (D) to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Non-Consenting Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of one U.S. counsel and one additional local counsel and regulatory counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all the Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. For the avoidance of doubt and notwithstanding anything to the contrary herein, this Section 9.03(a) shall not apply with respect to Taxes.

(b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim made by the Borrowers. For the avoidance of doubt and notwithstanding anything to the contrary herein, this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Holdings (provided that Holdings shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of Holdings shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of Holdings and the Administrative Agent otherwise consent, provided that no such consent of Holdings shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired its applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Holdings or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings. For the purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Releases of Guarantors.

(a) A Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of Holdings, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Domestic Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Banking Services Obligations, Swap Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE X

Cross-Guarantee.

In order to induce the Lenders to extend credit to the Borrowers hereunder, but subject to the last sentence of this Article X, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations. Each Borrower further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its Secured Obligations and notice of protest for nonpayment. The Secured Obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Contract, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The Secured Obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

Each Borrower further agrees that its Secured Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Secured Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Secured Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VONAGE AMERICA INC.,
as a Borrower

By	/s/ Kurt Rogers
Name: Kurt Rogers
Title: Vice President & Secretary

VONAGE HOLDINGS CORP., as a Borrower

By	/s/ Barry Rowan
Name: Barry Rowan
Title: Executive Vice President, Chief Financial Officer, Chief Administrative Officer & Treasurer

Signature Page to Credit Agreement

Vonage America Inc. and Vonage Holdings Corp.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By	/s/ Richard J. Baldwin
Name: Richard J. Baldwin
Title: Authorized Officer

Signature Page to Credit Agreement

Vonage America Inc. and Vonage Holdings Corp.

RBS CITIZENS, N.A., individually as a Lender and as Syndication Agent

By	/s/ William M. Clossey
Name: William M. Clossey
Title: Vice President

Signature Page to Credit Agreement

Vonage America Inc. and Vonage Holdings Corp.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Jeff Kalinowski
Name: Jeff Kalinowski
Title: Senior Vice President

Signature Page to Credit Agreement

Vonage America Inc. and Vonage Holdings Corp.

SILICON VALLEY BANK, as a Lender

By	/s/ Larisa B. Chilton
Name: Larisa B. Chilton
Title: Director

Signature Page to Credit Agreement

Vonage America Inc. and Vonage Holdings Corp.

SCHEDULE 2.01

COMMITMENTS

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT

JPMORGAN CHASE BANK, N.A.	$11,666,666.66	$28,333,333.34

RBS CITIZENS, N.A.	$8,750,000.00	$21,250,000.00

KEYBANK NATIONAL ASSOCIATION	$7,291,666.67	$17,708,333.33

SILICON VALLEY BANK	$7,291,666.67	$17,708,333.33

AGGREGATE COMMITMENTS	$35,000,000	$85,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

2

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with Holdings and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 3.06

MATERIAL LITIGATION1

1. Alcatel-Lucent. On November 4, 2008, Vonage received a letter from Alcatel-Lucent initiating an opportunity for Vonage to obtain a non-exclusive patent license to certain of its patents that may be relevant to Vonage’s business. Vonage is currently analyzing the applicability of such patents to its business, as well as additional patents subsequently identified by Alcatel- Lucent, and Vonage has met with Alcatel-Lucent on a number of occasions to discuss this licensing opportunity. If Vonage determines that these patents are applicable to its business and valid, Vonage may incur expense in licensing them. If Vonage determine that these patents are not applicable to its business or invalid, it may incur expense and damages if there is litigation.

2. j2 Global Communications. Vonage received a letter, dated November 13, 2009, from j2 Global Communications Inc. (“j2”) asserting that Vonage is violating j2’s patent rights with respect to four (4) j2 patents related to messaging and communications technologies, and inviting Vonage to enter into licensing negotiations with j2. j2 has not sent any additional letters since this initial letter.

3. Hitachi, Ltd. Vonage received a letter, dated June 25, 2010, from Hitachi, Ltd. (“Hitachi”) inviting Vonage to license certain Hitachi patents related to telephone technology. On January 27, 2011, Vonage met with Hitachi to discuss an opportunity for Vonage to obtain a non-exclusive patent license to the Hitachi patents that Hitachi believes may be relevant to Vonage’s business. Vonage is currently analyzing the applicability of such patents to its business. If Vonage determines that these patents are applicable to its business and valid, Vonage may incur expense in licensing them. If Vonage determines that these patents are not applicable to its business or invalid, Vonage may incur expense and damages if there is litigation.

4. Bear Creek Technologies, Inc. On February 22, 2011, Bear Creek Technologies, Inc. (“Bear Creek”) filed a lawsuit against Vonage Holdings Corp., Vonage America Inc., and Vonage Marketing LLC in the United States District Court for the Eastern District of Virginia (Norfolk Division) alleging that Vonage’s products and services are covered by United States Patent No. 7,899,722 (the ‘“722 patent”), entitled “System for Interconnecting Standard Telephony Communications Equipment to Internet Protocol Networks.”

The suit also named numerous other defendants, including Verizon Communications, Inc., Comcast Corporation, Time-Warner Cable, Inc., AT&T, Inc., T-Mobile USA Inc., Cox Communications, Inc., 8x8, Inc., Cablevisions Systems Corp., and Qwest Communications Int’l, Inc. On April 26, 2011, Bear Creek amended its complaint adding several defendants, dropping Vonage Communications (a non-existent entity) from the suit, and adding allegations of induced infringement and willful infringement. On May 9, 2011, Vonage filed a Motion to Sever Plaintiff’s Claims against Vonage from the other defendants and Transfer the case to New Jersey; that motion is now fully briefed. On May 27, 2011, Vonage filed a Motion to Dismiss Bear

[1]	Note: Inclusion of any matter on this schedule is not an acknowledgement by Borrowers or Borrower’s Subsidiaries that any of these matters are reasonably expected to have a Material Adverse Effect on the business of Borrowers or Borrower’s Subsidiaries. Such matters are included herein solely in an abundance of caution.

Creek’s Claims of Induced and Willful Infringement; that motion also is now fully briefed. On June 8, 2011, Vonage sent a letter to Bear Creek asserting its belief that Bear Creek has no reasonable basis to maintain its claims against Vonage (a “Rule 11” letter). To date, Bear Creek has not responded. A hearing on the pending motions is scheduled for August 12, 2011.

SCHEDULE 3.17(d)

INFRINGED PROPRIETARY RIGHTS1

1. Alcatel-Lucent. On November 4, 2008, Vonage received a letter from Alcatel-Lucent initiating an opportunity for Vonage to obtain a non-exclusive patent license to certain of its patents that may be relevant to Vonage’s business. Vonage is currently analyzing the applicability of such patents to its business, as well as additional patents subsequently identified by Alcatel-Lucent, and Vonage has met with Alcatel-Lucent on a number of occasions to discuss this licensing opportunity. If Vonage determines that these patents are applicable to its business and valid, Vonage may incur expense in licensing them. If Vonage determine that these patents are not applicable to its business or invalid, it may incur expense and damages if there is litigation.

2. j2 Global Communications. Vonage received a letter, dated November 13, 2009, from j2 Global Communications Inc. (“j2”) asserting that Vonage is violating j2’s patent rights with respect to four (4) j2 patents related to messaging and communications technologies, and inviting Vonage to enter into licensing negotiations with j2. j2 has not sent any additional letters since this initial letter.

3. Hitachi, Ltd. Vonage received a letter, dated June 25, 2010, from Hitachi, Ltd. (“Hitachi”) inviting Vonage to license certain Hitachi patents related to telephone technology. On January 27, 2011, Vonage met with Hitachi to discuss an opportunity for Vonage to obtain a non-exclusive patent license to the Hitachi patents that Hitachi believes may be relevant to Vonage’s business. Vonage is currently analyzing the applicability of such patents to its business. If Vonage determines that these patents are applicable to its business and valid, Vonage may incur expense in licensing them. If Vonage determines that these patents are not applicable to its business or invalid, Vonage may incur expense and damages if there is litigation.

4. Bear Creek Technologies. Inc. On February 22, 2011, Bear Creek Technologies, Inc. (“Bear Creek”) filed a lawsuit against Vonage Holdings Corp., Vonage America Inc., and Vonage Marketing LLC in the United States District Court for the Eastern District of Virginia (Norfolk Division) alleging that Vonage’s products and services are covered by United States Patent No. 7,899,722 (the ‘“722 patent”), entitled “System for Interconnecting Standard Telephony Communications Equipment to Internet Protocol Networks.”

The suit also named numerous other defendants, including Verizon Communications, Inc., Comcast Corporation, Time-Warner Cable, Inc., AT&T, Inc., T-Mobile USA Inc., Cox Communications, Inc., 8x8, Inc., Cablevisions Systems Corp., and Qwest Communications Int’I, Inc. On April 26, 2011, Bear Creek amended its complaint adding several defendants, dropping Vonage Communications (a non-existent entity) from the suit, and adding allegations of induced infringement and willful infringement. On May 9, 2011, Vonage filed a Motion to Sever Plaintiff’s Claims against Vonage from the other defendants and Transfer the case to New Jersey; that motion is now fully briefed. On May 27, 2011, Vonage filed a Motion to Dismiss Bear Creek’s Claims of Induced and Willful Infringement; that motion also is now fully briefed. On

[1]	Note: Inclusion of any matter on this schedule is not an acknowledgement by Borrowers or Borrower’s Subsidiaries that any of these matters are reasonably expected to have a Material Adverse Effect on the business of Borrowers or Borrower’s Subsidiaries. Such matters are included herein solely in an abundance of caution.

4

June 8, 2011, Vonage sent a letter to Bear Creek asserting its belief that Bear Creek has no reasonable basis to maintain its claims against Vonage (a “Rule 11” letter). To date, Bear Creek has not responded. A hearing on the pending motions is scheduled for August 12, 2011.

SCHEDULE 5.12

LIST OF GUARANTORS

Entity

Vonage Network LLC

Vonage Marketing LLC

Vonage Worldwide Inc.

Vonage International Inc.

Novega Venture Partners, Inc.

DSP LLC

Vonage Applications Inc.

SCHEDULE 5.18

DEPOSIT ACCOUNT CONTROL AGREEMENTS

Owner	Bank	Account Numbers
Vonage America Inc.	JP Morgan Chase	904026868

Vonage America Inc.	JP Morgan Chase	957083440

Vonage America Inc.	JP Morgan Chase	957083491

Vonage America Inc.	JP Morgan Chase	957087071

Vonage America Inc.	JP Morgan Chase	707638938

Vonage America Inc.	JP Morgan Chase	2908462811

Vonage America Inc.	JP Morgan Chase	2908462829

SCHEDULE 6.0 l(b)

EXISTING LIENS

Liens on cash and Cash Equivalents securing the Indebtedness listed on Schedule 6.02(d).

SCHEDULE 6.02(d)

EXISTING INDEBTEDNESS

Letters of Credit:

Beneficiary	Issuer	Instrument Number	Liability Amount (USD)	Expiry Dale
Mack-Cali Holmdel L.L.C.	JPMorgan Chase Bank, N.A.	T623110	$6,300,000.00	9/14/2011

Hess Corporation	JPMorgan Chase Bank, N.A.	2950713459	$$535,000.00	07/01/2012

SCHEDULE 6.03(f)

EXISTING INVESTMENTS

None.

SCHEDULE 6.09

BURDENSOME AGREEMENTS

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	____________________________

2. Assignee:	____________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers:	Vonage America Inc., a Delaware corporation (“Vonage America”) and Vonage Holdings Corp., a Delaware corporation (“Holdings” and together with Vonage America, the “Borrowers” and each a “Borrower”)

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of July 29, 2011 among Vonage America, Holdings, the Lenders from time to time party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Title:

[Consented to:][4] VONAGE HOLDINGS CORP., as a Borrower

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Term Loan Commitment”, etc.)
[3]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTE

[            ], 2011

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), HEREBY UNCONDITIONALLY PROMISE TO PAY to the order of [LENDER] (the “Lender”) the aggregate unpaid Dollar Amount of all Loans made by the Lender to the Borrowers pursuant to the “Credit Agreement” (as defined below), on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

The undersigned Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan made to them from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Loan, and upon each payment or prepayment of principal of each Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of Eurocurrency Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Company hereunder or under the Credit Agreement.

This Note is one of the notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of July 29, 2011 by and among the Borrowers, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the undersigned Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Amount of such Lender’s Commitment, the indebtedness of the undersigned Borrowers resulting from each such Loan to them being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the Administrative Agent in respect of such security and otherwise.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrowers.

Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrowers, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The successors and assigns of either Borrower shall include, without limitation, a receiver, trustee or debtor in possession of or for such Borrower.

This Note shall be construed in accordance with and governed by the law of the State of New York.

VONAGE HOLDINGS CORP., as a Borrower

By:
Name:
Title:

VONAGE AMERICA INC., as a Borrower

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Type of Loan Currency	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT C

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[            ]

[            ]

Attention: [            ]

Fax: [            ]

Re: Vonage America Inc. and Vonage Holdings Corp.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 29, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers” and, each a “Borrower”), the financial institutions party thereto from time to time as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. The undersigned Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Revolving Borrowing requested hereby:

1.	Aggregate principal amount of Borrowing:[1]

2.	Date of Borrowing (which shall be a Business Day):

3.	Type of Borrowing (ABR or Eurocurrency):

4.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[2]

5.	Agreed Currency:

6.	Location and number of Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

The undersigned Borrower hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and] 3 4.02 of the Credit Agreement are satisfied as of the date hereof.

[1]	Not less than applicable amounts specified in Section 2.02(c).
[2]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
[3]	To be included only upon Effective Date.

Very truly yours, [Vonage Holdings Corp.] [Vonage America Inc.][4], as a Borrower

By:
Name:
Title:

[4]	Insert Vonage America Inc. or Vonage Holdings Corp., as applicable.

2

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[            ]

[            ]

Attention: [            ]

Fax: [            ]

Re: Vonage America Inc. and Vonage Holdings Corp.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 29, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers” and, each a “Borrower”), the financial institutions party thereto from time to time as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. The undersigned Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [continue the Borrowing listed below, or a portion thereof as described below] [convert the Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection such Borrower specifies the following information with respect to such [conversion] [continuation] requested hereby:

1.	The applicable Borrowing is a Borrowing of [$] in principal amount of presently outstanding [Revolving][Term] Loans that are [ABR Loans] [Eurodollar Loans having an Interest Period ending on , 20 ].

2.	Aggregate principal amount of resulting Borrowing: [1]

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing following [conversion] [continuation] (ABR or Eurocurrency):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[2]

6.	Agreed Currency:

[1]

If different options are being elected with respect to different portions of such Borrowing, specify the portions thereof to be allocated to each resulting Borrowing and specify the information requested in clauses 3, 4 and 5 for each resulting Borrowing.

[2]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours, [Vonage Holdings Corp.] [Vonage America Inc.][3], as a Borrower

By:
Name:
Title:

[3]	Insert Vonage America Inc. or Vonage Holdings Corp., as applicable.

2

EXHIBIT E

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20         (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of July 29, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), Vonage America Inc., a Delaware corporation, Vonage Holdings Corp., a Delaware corporation (“Holdings”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, Holdings has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such a tranche;

WHEREAS, Holdings has given notice to the Administrative Agent of its intention to [increase the aggregate Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to Holdings and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[            ], thereby making the aggregate amount of its total Revolving Commitments equal to $[            ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[            ] with respect thereto].

2. Holdings hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated                 , 20      (this “Supplement”), to the Credit Agreement, dated as of July 29, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vonage America Inc., a Delaware corporation, Vonage Holdings Corp., a Delaware corporation (“Holdings”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of Holdings and the Administrative Agent, by executing and delivering to Holdings and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $[            ]] [and] [a commitment with respect to Incremental Term Loans of $[            ]].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[            ]

4. Holdings hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

3

EXHIBIT G

VONAGE AMERICA INC.

VONAGE HOLDINGS CORP.

CREDIT FACILITIES

July 29, 2011

LIST OF CLOSING DOCUMENTS1

A. LOAN DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware Corporation (“Holdings” and, together with Vonage America, the “Borrowers” and each a “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $35,000,000 and a term loan facility to the Borrowers from the Lenders in an initial aggregate principal amount of $85,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Costs
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.06	—	Material Litigation
Schedule 3.17(d)	—	Infringed Proprietary Rights
Schedule 5.12	—	List of Guarantors
Schedule 5.18	—	List of Deposit Account Control Agreements
Schedule 6.01(b)	—	Existing Liens
Schedule 6.02(d)	—	Existing Indebtedness
Schedule 6.03(f)	—	Existing Investments
Schedule 6.09	—	Burdensome Agreements

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Note
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Increasing Lender Supplement
Exhibit F	—	Form of Augmenting Lender Supplement
Exhibit G	—	List of Closing Documents
Exhibit H-1	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Not Partnerships)

[1]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrowers and/or Borrowers’ counsel.

Exhibit H-2	—	Form of U.S. Tax Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit H-3	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit H-4	—	Form of U.S. Tax Certificate (Non-U.S. Participants That Are Partnerships)
Exhibit I	—	Form of Guaranty
Exhibit J	—	Form of Security Agreement
Exhibit K-1	—	Form of Perfection Certificate
Exhibit K-2	—	Form of Perfection Certificate Supplement

2.	Notes executed by the Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.	Guaranty executed by the initial Guarantors (collectively with the Borrowers, the “Loan Parties”) in favor of the Administrative Agent.

4.	Security Agreement executed by the Loan Parties, together with pledged instruments and allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit 1	—	Form of Issuer’s Acknowledgment
Exhibit 2	—	Form of Securities Pledge Amendment
Exhibit 3	—	Form of Joinder Agreement
Exhibit 4	—	Form of Copyright Security Agreement
Exhibit 5	—	Form of Patent Security Agreement
Exhibit 6	—	Form of Trademark Security Agreement

5.	Copyright Security Agreement made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule I	—	Copyright Registrations and Copyright Applications

6.	Patent Security Agreement made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule I	—	Patent Registrations and Patent Applications

7.	Trademark Security Agreement made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule I	—	Trademark Registrations and Trademark Applications

8.	Perfection Certificate executed by the Loan Parties.

9.	Certificates of Insurance listing the Administrative Agent as (x) lender loss payee for the property casualty insurance policies of the Loan Parties, together with long-form lender loss payable endorsements, as appropriate, and (y) additional insured with respect to the liability insurance of the Loan Parties, together with additional insured endorsements.

2

B. UCC DOCUMENTS

10.	UCC, tax lien and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions.

11.	UCC financing statements naming each Loan Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in applicable jurisdictions.

C. CORPORATE DOCUMENTS

12.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

13.	Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

D. OPINIONS

14.	Opinion of Weil, Gotshal & Manges LLP, counsel for the Loan Parties.

E. CLOSING CERTIFICATES AND MISCELLANEOUS

15.	A Certificate signed by the President, a Vice President or a Financial Officer of Holdings compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement.

16.	A Certificate of the chief financial officer of Holdings in form and substance satisfactory to the Administrative Agent supporting the conclusions that each Borrower and its Subsidiaries, taken as a whole, is and after giving effect to the Transaction and the incurrence of the Indebtedness and obligations being incurred in connection with the Credit Agreement will be, individually and together with its Subsidiaries on a consolidated basis, Solvent.

17.	Payoff documentation providing evidence satisfactory to the Administrative Agent that the Credit Agreement dated as of December 14, 2010 among the Borrowers, the lenders from time to time party thereto and Bank of America, as administrative agent, has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder have been terminated.

3

F. POST-CLOSING DOCUMENTS

18.	Blocked Account Control Agreements among the relevant Loan Parties, the Administrative Agent and JPMorgan Chase Bank, N.A., as depositary.

4

EXHIBIT H-1

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[        ]

EXHIBIT H-2

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[        ]

EXHIBIT H-3

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[        ]

EXHIBIT H-4

FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, collectively with Vonage America, the “Borrowers” and, each a “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[        ]

EXHIBIT I

FORM OF GUARANTY

[Attached.]

EXECUTION COPY

GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings” and, together with Vonage America, the “Borrowers” and each a “Borrower”) by JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) and the other Secured Parties, the undersigned Guarantor (whether one or more the “Guarantor,” and if more than one jointly and severally) hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as set forth below.

Reference is made to that certain Credit Agreement dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Administrative Agent, each lender from time to time party thereto (the “Lenders”) and the other parties thereto. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.

1 Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of each Borrower to the Secured Parties, and whether arising under the Credit Agreement or under any other Loan Document, or under any Banking Services Agreement or any Swap Contract (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable out-of-pocket costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or any Borrower under Debtor Relief Laws, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent a showing of manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty (other than payment in full of the Guaranteed Obligations), and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

2 Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which the Guarantor shall be liable hereunder shall not exceed the maximum amount for which the Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to the Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 14 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

3 No Setoff or Deductions; Taxes; Payments. The Guarantor represents and warrants that it is organized and resident in the United States of America or a political subdivision thereof. The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to Excluded Taxes) is imposed upon the Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to such Secured Party, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Secured Party to receive the same net amount it would have received on such due date had no such obligation been imposed upon the Guarantor. The Guarantor will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantor hereunder. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4 Rights of Lenders. The Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

5 Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

6 Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

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7 Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations are indefeasibly paid in full in cash and the Commitments and the Facility with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

9 Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Secured Parties so request, any such obligation or indebtedness of any Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

10 Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

11 Expenses. The Guarantor shall pay on demand all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Secured Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Secured Parties in any proceeding any Debtor Relief Laws. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12 Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor (with the consent of the Lenders or the Required Lenders if required under the Credit Agreement). No failure by the Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or

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power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Secured Parties or any term or provision thereof.

13 Guarantor Supplements. Upon the execution and delivery by any Person of a Joinder Agreement to the Security Agreement substantially in the form attached as Exhibit 3 thereto (a “Guarantor Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement

14 Contribution. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrowers) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors (taken together with the aggregate net worth of all other “Guarantors” (as such term is defined in the Credit Agreement) obligated with respect to the Guaranteed Obligations (the “Other Guarantors”)) at the date of enforcement is sought hereunder, then each Other Guarantor shall reimburse such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.

15 Condition of the Borrowers. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as the Guarantor requires, and that none of the Secured Parties has any duty, and the Guarantor is not relying on the Secured Parties at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any Borrower or any other guarantor (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

16 Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Administrative Agent.

17 Representations and Warranties. The Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument or document to which it is a party or by

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which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

18 Indemnification and Survival. Without limitation on any other obligations of the Guarantor or remedies of the Administrative Agent under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Secured Parties from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by the Secured Parties in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their terms. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

19 GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

20 SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

21 WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 20. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

22 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

23 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY

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ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Guarantor and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their duly authorized officers as of the date first above written.

[EACH GUARANTOR],
as Guarantor

By:
Name:
Title:

Signature Page to Guaranty

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A, as Administrative Agent

By:
Name:
Title:

Signature Page to Guaranty

EXHIBIT J

FORM OF SECURITY AGREEMENT

[Attached.]

EXECUTION COPY

SECURITY AGREEMENT

By

VONAGE AMERICA INC.

and

VONAGE HOLDINGS CORP.,

as the Borrowers

and

THE GUARANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of July 29, 2011

	ARTICLE V

	CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	15
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC.	16
SECTION 5.3.	DEFAULTS, ETC.	17
SECTION 5.4.	CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	17

	ARTICLE VI

	CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1.	GRANT OF INTELLECTUAL PROPERTY LICENSE	17
SECTION 6.2.	PROTECTION OF ADMINISTRATIVE AGENT’S SECURITY	18
SECTION 6.3.	AFTER-ACQUIRED PROPERTY	18
SECTION 6.4.	LITIGATION	19

	ARTICLE VII

	CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	MAINTENANCE OF RECORDS	19
SECTION 7.2.	LEGEND	19
SECTION 7.3.	MODIFICATION OF TERMS, ETC.	19
SECTION 7.4.	COLLECTION	20

	ARTICLE VIII

	TRANSFERS

SECTION 8.1.	TRANSFERS OF COLLATERAL	20

	ARTICLE IX

	REMEDIES
SECTION 9.1.	REMEDIES	20
SECTION 9.2.	NOTICE OF SALE	22
SECTION 9.3.	WAIVER OF NOTICE AND CLAIMS	22
SECTION 9.4.	CERTAIN SALES OF COLLATERAL	22
SECTION 9.5.	NO WAIVER; CUMULATIVE REMEDIES	23
SECTION 9.6.	CERTAIN ADDITIONAL ACTIONS REGARDING INTELLECTUAL PROPERTY	24

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EXHIBIT 1	Form of Issuer’s Acknowledgment

EXHIBIT 2	Form of Securities Pledge Amendment

EXHIBIT 3	Form of Joinder Agreement

EXHIBIT 4	Form of Copyright Security Agreement

EXHIBIT 5	Form of Patent Security Agreement

EXHIBIT 6	Form of Trademark Security Agreement

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SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of July 29, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings” and, together with Vonage America, the “Borrowers” and each a “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrowers and the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).

R E C I T A L S :

A. The Borrowers, the Administrative Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of July 29, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement).

B. Each Guarantor has, pursuant to the Credit Agreement, entered into that certain guaranty agreement, dated as of July 29, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), and unconditionally guaranteed the Secured Obligations.

C. Each Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the performance of the obligations of the Secured Parties under Swap Contracts and Banking Services Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

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ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “General Intangibles”, “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.03 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrowers” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

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“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

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“Excluded Deposit Account” shall mean (i) zero balance Deposit Accounts the funds of which are transferred at the end of each Business Day to a Deposit Account subject to the Administrative Agent’s Control, (ii) Deposit Accounts which are exclusively used to fund payroll so long as the funds on deposit in all such payroll accounts of the Pledgors do not at any time exceed the then aggregate accrued payroll obligations of the Pledgors and their Subsidiaries and (iii) each Deposit Account holding at all times less than $250,000 in the aggregate together with all such other Deposit Accounts excluded pursuant to this clause (iii).

“Excluded Property” shall mean

(a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Administrative Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b) assets owned by any Pledgor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien permitted by Section 6.01(i) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for the Capitalized Lease Obligation, Synthetic Lease Obligations or purchase money obligation subject to such Lien) validly prohibits the creation of any other Lien on such assets and proceeds;

(c) any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Pledgor that is subject to a Lien permitted by Section 6.01(j) of the Credit Agreement to the extent and for so long as the contract or other agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property;

(d) any Equity Interests of the type not required to be pledged pursuant to Section 5.12(b) of the Credit Agreement;

(e) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein; and

(f) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets, as reasonably determined in writing by the Administrative Agent, is excessive in relation to the practical benefit to the Secured Parties afforded thereby;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b), (c), (d), (e) of (f) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a), (b), (c), (d), (e) of (f)).

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized

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by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 10 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof except, in each case, to extent constituting Excluded Property.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Collateral or Mortgaged Property or (ii) to the business, results of operations, or financial condition of any Pledgor.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

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“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated July 29, 2011, executed and delivered by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 8(a) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, excluding, in each case, to the extent constituting Excluded Property, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, except, in each case, to the extent constituting Excluded Property, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

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“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title

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and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property Collateral;

(viii)	the Commercial Tort Claims described on Schedule 11 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Money and all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property. The Pledgors shall from time to time at the request of the Administrative Agent (which, so long as no Default or Event of Default exists, request shall not be made more frequently than once in any period of twelve (12) consecutive months) give written notice to the Administrative Agent identifying in reasonable detail the Excluded Property and shall provide to the Administrative Agent such other information regarding the Excluded Property as the Administrative Agent may reasonably request. From and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Administrative Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

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SECTION 2.2 Filings. (a) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(b) Each Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that, subject to the Administrative Agent maintaining possession thereof in the State of New York or another state, the Administrative Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within ten days (or such longer period as may be acceptable to the Administrative Agent) after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is

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subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities that are “securities” for purposes of the UCC are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) cause the Organization Documents of each such issuer that is a Subsidiary of any Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1 hereof.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject only to Permitted Liens.

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 9 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 9 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable exceeding $250,000 under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent exceeds $500,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within ten days (or such longer period as may be acceptable to the Administrative Agent) after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

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(b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 12 to the Perfection Certificate. The Administrative Agent has a first priority security interest in each such Deposit Account, other than Excluded Deposit Accounts, which security interest is perfected by Control (unless otherwise agreed by the Administrative Agent). No Pledgor shall hereafter establish and maintain any Deposit Account unless (1) it shall have given the Administrative Agent 10 days’ prior written notice of its intention to establish such new Deposit Account with a Bank (or such other or shorter notice as may be acceptable to the Administrative Agent) and (2) if such Deposit Account is not an Excluded Deposit Account, such Bank and such Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account such Pledgor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent.

(c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 12 to the Perfection Certificate. The Administrative Agent has a first priority security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Administrative Agent ten days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary (or such other or shorter notice as may be acceptable to the Administrative Agent, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Administrative Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall promptly deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Administrative Agent’s Control, except with respect to Investment Property with an aggregate value not exceeding $250,000 at any time. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent.

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(ii) As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 9 to the Perfection Certificate. If any amount payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $500,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall notify the Administrative Agent within 30 days thereof and such Pledgor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $250,000 individually or $1,000,000 in the aggregate for all Pledgors.

(f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 11 to

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the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall, within 10 business days, notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Administrative Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Pledgors.

SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of any Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement to execute and deliver to the Administrative Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created (or such longer period as may be acceptable to the Administrative Agent), upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request by the Administrative Agent such lists, schedules, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Administrative Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor has rights and, as to Collateral acquired by it from time to time after the date hereof, will have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filing of financing statements in the applicable jurisdictions, the Copyright Security Agreement in the United States Copyright Office, and the Patent Security Agreement and Trademark Security Agreement with the United States Patent and Trademark Office, a perfected security interest in all the Collateral to the extent such security interest and Lien can be perfected by filing in the applicable jurisdictions, the United States Copyright Office, and the United States Patent and Trademark Office, or by possession or by control to the extent such possession or control are required herein. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Liens. Notwithstanding anything to the contrary herein or in the Credit Agreement, the Pledgors make no representation regarding the attachment, perfection or priority of any lien on or security interest in any of the Intercompany Notes executed by a Foreign Subsidiary except to the extent the UCC is applicable thereto.

SECTION 4.3. Defense of Claims. Each Pledgor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the interests granted by such Pledgor to the holder of the Permitted Liens.

SECTION 4.5. Location of Inventory and Equipment. It shall not move any Equipment or Inventory to any location outside of the continental United States other than in the ordinary course of business.

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SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.7. Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects. The Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Collateral owned or held by the Pledgors, other than Collateral acquired since delivery of the immediately preceding Perfection Certificate Supplement pursuant to Section 5.02(j) of the Credit Agreement.

SECTION 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Administrative Agent and promptly after receipt thereof shall be paid to the Administrative Agent for application in accordance with the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, except in each case to the extent constituting Excluded Property and except with respect to Pledged Securities with an aggregate value not exceeding $250,000 at any time, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within ten days after receipt thereof, or such longer period as may be acceptable to the Administrative Agent) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are required to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Collateral except to the extent constituting Excluded Property.

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SECTION 5.2. Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to the extent and as required by this Agreement to hold as Collateral.

(b) So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default and after notice to the Borrowers:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall promptly be paid over to the Administrative Agent as Collateral in the same form as so received (with any necessary endorsement).

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SECTION 5.3. Defaults, etc. Each Pledgor hereby represents and warrants that, to the knowledge of the Responsible Officers of such Pledgor, (i) such Pledgor is not in default in the payment of any material portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other material provisions of any such agreement to which such Pledgor is a party, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, material offset or material counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, or similar writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent effective upon the occurrence of an Event of Default, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. In the event the Administrative Agent uses, licenses, or sublicenses any of the Trademarks, such usage and/or licenses must conform with all of Pledgor’s standards and quality control requirements and any licensees and/or sublicensees must enter into written agreements whereby they agree to comply with all of Pledgor’s standards and quality control requirements in form and substance reasonably satisfactory to the Administrative Agent.

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SECTION 6.2. Protection of Administrative Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any final, non-appealable material adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral in accordance with the requirements of the Credit Agreement, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto including a levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Material Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Material Intellectual Property Collateral or the Lien on and security interest in the Material Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, which consent will not unreasonably withheld, or as otherwise permitted by the Credit Agreement (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Administrative Agent from time to time upon the Administrative Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Administrative Agent may from time to time request.

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application becomes registered or becomes an “actual use” application, and is thus no longer subject to clause (e) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Administrative Agent written notice of any of the foregoing (in connection with delivery of the Perfection Certificate Supplement pursuant to Section 5.02(j) of the Credit Agreement) and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 10(a), 10(b) and 10(c) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

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SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.4 in accordance with Section 9.03 of the Credit Agreement.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with past or otherwise prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2. Legend. Each Pledgor shall legend, at the reasonable request of the Administrative Agent and in form and manner reasonably satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with past or otherwise prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with past or otherwise prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Administrative Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

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SECTION 7.4. Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with past or otherwise prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Administrative Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies to the extent permitted by applicable law:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications

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with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, after Administrative Agent has notified Pledgor that it has given such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to the Administrative Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any reasonable place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other commercially reasonable terms as the Administrative Agent may deem appropriate in its discretion. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or

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statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with, after and during the continuance of an Event of Default, the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers

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to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) [Reserved]

(d) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

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SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within ten (10) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Administrative Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Administrative Agent.

(a) The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own

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property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel reasonably selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.17 of the Credit Agreement. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2. Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement or the Credit Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any material taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached beyond any applicable notice or cure period, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 9.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor

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and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Swap Contract or a Banking Services Agreements, such Swap Contract or Banking Services Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4. Termination; Release. Upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), this Agreement shall terminate. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

26

SECTION 11.6 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrowers set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 9.09 and 9.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.12. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the

27

Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

SECTION 11.13. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Swap Contract, any Banking Services Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Swap Contract, Banking Services Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Swap Contract, any Banking Services Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

28

IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

VONAGE AMERICA INC.,
as Pledgor

By:
Name:
Title:

VONAGE HOLDINGS CORP.,
as Pledgor

By:
Name:
Title:

[EACH GUARANTOR],
as Pledgor

By:
Name:
Title:

Signature Page to Security Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to Security Agreement

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 29, 2011, made by VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings” and, together with Vonage America, the “Borrowers” and each a “Borrower”), the Guarantors party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Pledged Securities issued by the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [                    ], 20[    ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 29, 2011, made by VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings” and, together with Vonage America, the “Borrowers” and each a “Borrower”), the Guarantors party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to (i) the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 29, 2011, made by VONAGE AMERICA INC., a Delaware corporation (“Vonage America”), VONAGE HOLDINGS CORP., a Delaware corporation (“Holdings” and, together with Vonage America, the “Borrowers” and each a “Borrower”), the Guarantors party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”) and (ii) the Guaranty Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of July 29, 2011, made by the Guarantors party thereto.

This Joinder Agreement supplements (i) the Security Agreement and (ii) the Guaranty, and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement and Section 5.12(b) of the Credit Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in the Guaranty as to the same extent that it would have been bound if it had been a signatory to the Guaranty on the date of the Guaranty. Without limiting the generality of the foregoing, the New Pledgor hereby (i) grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder and (ii) absolutely, unconditionally, irrevocably, jointly and severally guarantees, as a guaranty of payment and performance, as a primary obligor and not as a surety, and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Guaranty.

Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

All notices, requests and demands to or upon the New Pledgor, the Administrative Agent or any Lender shall be governed by the terms of Section 9.01 of the Credit Agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], 20[    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor:

(a) Copyrights of such Pledgor listed on Schedule I attached hereto;

(b) all Proceeds of any and all of the foregoing (other than Excluded Property); and

(c) all causes of action arising prior to or after the date hereof for infringement of such Copyrights or unfair competition regard the same.

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [            ], 20[    ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor:

(a) Patents of such Pledgor listed on Schedule I attached hereto;

(b) all Proceeds of any and all of the foregoing (other than Excluded Property); and

(c) all causes of action arising prior to or after the date hereof for infringement of such Patents or unfair competition regarding the same.

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]

By:
Name:
Title:

Accepted and Agreed: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [            ], 20[ ], by [            ] and [            ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks;

(c) all Proceeds of any and all of the foregoing (other than Excluded Property); and

(d) all causes of action arising prior to or after the date hereof for infringement of such Trademarks or unfair competition regarding the same.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT K-1

FORM OF PERFECTION CERTIFICATE

[Attached.]

PERFECTION CERTIFICATE

July 29, 2011

Reference is hereby made to (i) that certain Security Agreement dated as of July 29, 2011 (the “Security Agreement”), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, together with Vonage America, collectively, jointly and severally, the “Borrowers” and each individually a “Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and (ii) that certain Credit Agreement dated as of July 29, 2011 (the “Credit Agreement”) among the Borrowers, the lenders party thereto from time to time and the Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement, or the Security Agreement, as applicable.

As used herein, the term “Companies” means Holdings and each of its Domestic Subsidiaries, and “Company” means Holdings or any of its Domestic Subsidiaries.

The undersigned hereby certify to the Administrative Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 4 relating to the Security Agreement are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 4 and (ii) the appropriate filing offices for the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement.

6. Real Property. (a) Attached hereto as Schedule 6(a) is a list of all real property owned or leased by each Company located in the United States as of the Effective Date. Except as described in Schedule 6(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 6(a) and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

7. Termination Statements. Attached hereto as Schedule 7(a) are the duly authorized termination statements.

8. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest held by each Company in its Subsidiaries, setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 8(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests held by such Company and the percentage of such equity interest pledged under the Security Agreement.

9. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 9 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

10. Intellectual Property. (a) Attached hereto as Schedule 10(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office (the “USPTO”), and all other Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company, and a schedule setting forth all domain names owned by each Company.

(b) Attached hereto as Schedule 10(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 10(c) is a schedule setting forth all Intellectual Property Licenses (each as defined in the Security Agreement), whether or not recorded with the USPTO or the United States Copyright Office (the “USCO”), as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation. Notwithstanding the foregoing, Schedule 10(c) shall not include Intellectual Property Licenses between the Company and its marketing partners or vendors made in the ordinary course of business.

11. Commercial Tort Claims. Attached hereto as Schedule 11 is a true and correct list of all Commercial Tort Claims held by each Company, including a brief description thereof and stating if such Commercial Tort Claims are required to be pledged under the Security Agreement.

12. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 12 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

13. Letter-of-Credit Rights. Attached hereto as Schedule 13 is a true and correct list of all Letters of Credit (as defined in the Security Agreement) issued in favor of each Company, as beneficiary thereunder, stating if Letter of Credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as the date first above written.

Vonage Holdings Corp.

By:
Name:	Barry Rowan
Title:	Executive Vice President, Chief Financial
Officer, Chief Administrative Officer & Treasurer

Vonage America Inc.
Vonage Network LLC
Vonage Marketing LLC
Vonage Worldwide Inc.
Vonage International Inc.
Vonage Applications Inc.
Novega Venture Partners, Inc.

By:
Name:	Kurt Rogers
Title:	Vice President & Secretary

DSP LLC

By:
Name:	Kurt Rogers
Title:	President

Schedules

[Attachments omitted]

EXHIBIT K-2

FORM OF PERFECTION CERTIFICATE SUPPLEMENT

Reference is hereby made to (i) that certain Security Agreement dated as of July 29, 2011 (the “Security Agreement”), among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, together with Vonage America, collectively, jointly and severally, the “Borrowers” and each individually a “Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and (ii) that certain Credit Agreement dated as of July 29, 2011 (the “Credit Agreement”) among the Borrowers, the Lenders parties thereto from time to time and the Administrative Agent. This Perfection Certificate Supplement, dated as of [                    ], 20[    ] is delivered pursuant to Section 5.02(j) of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement, as applicable. As used herein, the term “Companies” means Holdings and each of its Material Domestic Subsidiaries.

The undersigned, the [                    ] of each of the Borrowers, hereby certifies (in his/her capacity as [                    ] and not in his/her individual capacity) to the Administrative Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Effective Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names.

(a) Except as listed in Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Except as listed in Schedule 1(b) attached hereto and made a part hereof, Schedule 1(b) to the Prior Perfection Certificate is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Except as listed in Schedule 1(c) attached hereto and made a part hereof, Schedule 1(c) to the Prior Perfection Certificate is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. Except as listed in Schedule 2 attached hereto and made a part hereof, the chief executive office of each Company is located at the address set forth in Schedule 2 of the Prior Perfection Certificate.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto and in Schedule 3 to the Prior Perfection Certificate, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. UCC Filings. Except as listed in Schedule 4 attached hereto and made a part hereof, the financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral relating to the Security Agreement, are set forth in Schedule 4 of the Prior Perfection Certificate and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 5 hereto and thereto.

5. Schedule of Filings. Except as listed in Schedule 5 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 5 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto and thereto as Schedule 4 and (ii) the appropriate filing offices for the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement.

6. Real Property. Except as listed in Schedule 6(a) attached hereto and made a part hereof, Schedule 6(a) to the Prior Perfection Certificate is a list of all real property owned, leased or otherwise held by each Company located in the United States. Except as described in Schedule 6(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 6(a) or Schedule 6(a) of the Prior Perfection Certificate, other than those listed in Schedule 6(b) of the Prior Perfection Certificate, and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto to the Transactions other than those listed in Schedule 6(b) of the Prior Perfection Certificate.

7. [Intentionally Omitted].

8. Stock Ownership and Other Equity Interests. Except as listed in Schedule 8(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate is a true and correct list of all of the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest held by each Company in its Subsidiaries, setting forth the percentage of such equity interests pledged under the Security Agreement. Except as set forth in Schedule 8(b) attached hereto and made a part hereof, Schedule 8(b) to the Prior Perfection Certificate sets forth each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests held by such Company and the percentage of such equity interest pledged under the Security Agreement.

9. Instruments and Tangible Chattel Paper. Except as listed in Schedule 9 attached hereto and made a part hereof, Schedule 9 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

10. Intellectual Property.

(a) Except as listed in Schedule 10(a) attached hereto and made a part hereof, Schedule 10(a) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office (the “USPTO”), and all other Patents and Trademarks (each as defined in the Security

2

Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company, and a schedule setting forth all domain names owned by each Company.

(b) Except as listed in Schedule 10(b) attached hereto and made a part hereof, Schedule 10(b) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Except as listed in Schedule 10(c) attached hereto and made a part hereof, Schedule 10(c) to the Prior Perfection Certificate is a schedule setting forth all Intellectual Property Licenses (as defined in the Security Agreement), whether or not recorded with the USPTO or United States Copyright Office (the “USCO”), as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

11. Commercial Tort Claims. Except as listed in Schedule 11 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 11 is a true and correct list of all Commercial Tort Claims held by each Company, including a brief description thereof and stating if such Commercial Tort Claims are required to be pledged under the Security Agreement.

12. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed in Schedule 12 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 12 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

13. Letter-of-Credit Rights. Except as listed in Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if Letter-of-Credit Rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of             , 20[        ].

VONAGE AMERICA INC.

By:
Name:
Title:

VONAGE HOLDINGS CORP.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title: